SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                            FORM 8-K


                       CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


           Date of Report (Date of earliest event reported)
                            March 5, 1998


                       OHSL FINANCIAL CORP.

       (Exact name of Registrant as specified in its Charter)

Delaware                      0-20886            31-1362390
(State or other jurisdiction (Commission         (IRS Employer
of incorporation)             File No.)      Identification
Number)


5889 Bridgetown Road, Cincinnati, Ohio               45348-3199
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (513) 574-3322


                                 N/A
(Former name or former address, if changed since last report)


Item 5.  Other Events

On March 5, 1998, the Registrant issued a press release announcing its quarterly dividend of $0.22 per share, payable on shares held on the record date of March 31, 1998.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press release, dated March 5, 1998.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      OHSL FINANCIAL CORP.


Date: March 9, 1998       By:    /s/ Kenneth L. Hanauer
                                     Kenneth L. Hanauer
                                     President and Chief
                                      Executive Officer


                        EXHIBIT 99.1
Headline: OHSL FINANCIAL ANNOUNCES QUARTERLY DIVIDEND
          -------------------------------------------

TEXT: Cincinnati, Ohio, March 5, 1998 - OHSL Financial Corp. (NASDAQ: OHSL), the parent company of Oak Hills Savings and Loan Company, F.A., announced today that it will pay a quarterly cash dividend of $0.22 per share. This cash dividend, OHSL's nineteenth consecutive quarterly dividend, will be payable on April 15, 1998 to shareholders of record of March 31, 1998. OHSL recently declared a 2-for-1 stock split, with a payable date of April 6, 1998. The above stock dividend of $0.22 is on a pre-split basis and is payable on shares held on the record date of March 31, 1998.

     According to Kenneth L. Hanauer, President and Chief Executive Officer of OHSL Financial Corp., "It remains our intent to provide our stockholders with a competitive return on their investment, and our strong dividend is a major component in this effort. Our financials reflect a stable track record in the area of net interest income, and our stock price reflects both our own efforts as well as the general good health of the American economy. We are optimistic that 1998 will be a solid year for OHSL, and the current dividend declaration by our Board of Directors reflects their confidence in our future."

     OHSL Financial Corp. Is a unitary thrift holding company which owns 100% of the common stock of Oak Hills Savings and Loan Company, F.A. Oak Hills operates five full-service banking locations in the western Cincinnati/Hamilton County, Ohio area.

     For further information, please contact: Patrick J. Condren, CFO at (513) 574-3322.